UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 25, 2004

Panera Bread Company
__________________________________________
(Exact name of registrant as specified in its charter)

Missouri	000-19253	042723701
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6710 Clayton Road, Richmond Heights, Missouri		63117
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	314-256-5443

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously reported in the Press Release furnished pursuant to Item 2.02 of the Original Form 8-K, the Company indicated it will be implementing a new fiscal calendar in 2005 and 2006. On October 25, 2004, the Company determined that it will change its fiscal week to end on Tuesday rather than Saturday. As a result, the Company’s fiscal year end will change from the last Saturday of December to the last Tuesday. The Company believes that making these changes will allow its operations team to better serve customers, by shifting weekly closing activities to a less busy day of the week. Accordingly, the Company’s 2005 fiscal year will end on December 27, 2005, instead of December 31, 2005, and consist of fifty-two and a half weeks rather than the fifty-three-week year that would have resulted without the calendar change. In fiscal 2006, the Company will convert to a 4-5-4 fiscal calendar whereby each quarter will include 13 weeks. These changes will be reflected in the Company’s future periodic reports, but no transition report will be filed.

Explanatory Note

On October 28, 2004, Panera Bread Company (the “Company”) reported the release of its results of operation and financial condition for the third quarter, ended October 2, 2004 on a Current Report on Form 8-K (the “Original Form 8-K) furnished pursuant to Item 2.02. A copy of the earnings press release dated October 28, 2004 (the “Press Release”) was furnished as Exhibit 99.1.

As previously reported in the Press Release, the Company also announced a future change in its fiscal calendar. The Company is filing this amendment to the Original Form 8-K to report such change under Item 5.03, as set forth below. No other modifications have been made to any other portion of the Original Form 8-K as previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Panera Bread Company

December 30, 2004	By:	Mark E. Hood

Name: Mark E. Hood
Title: Senior Vice President, Chief Financial Officer